U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2006

American Capital Strategies, Ltd.
(Exact name of registrant as specified in its charter)

DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (301) 951-6122
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement

On October 1, 2006, American Capital Strategies, Ltd. ("American Capital" or the "Company"), entered into a Purchase and Sale Agreement with American Capital Equity I, LLC (the "Equity Fund"), regarding the Company's sale of approximately 30% of its equity investments (other than warrants associated with debt investments) in 96 portfolio companies (the "Transferred Securities") to the Equity Fund, representing substantially all of the portfolio companies in which the Company currently owns investments other than managed funds and structured finance entities. The aggregate purchase price for the Transferred Securities is approximately $670 million, subject to certain adjustments. American Capital began immediately to transfer the Transferred Securities to the Equity Fund and will be paid for such at two separate closings, with the first closing, at which the Company will be paid 60% of the aggregate purchase price, expected to occur on or after October 17, 2006 following the satisfaction or waiver by the Company or the Equity Fund, as applicable, of certain conditions precedent set forth in the Agreement. The second closing is expected to occur in late October 2006. The proceeds from the sale of the Transferred Securities will be used to reduce amounts outstanding under the Company's revolving credit facilities. The Equity Fund will co-invest with the Company in an amount equal to 30% of the Company's upcoming equity investments until an approximately $330 million commitment is exhausted. American Capital Equity Management LLC, a wholly-owned taxable affiliate of the Company, will manage the Equity Fund in exchange for a 2% annual management fee on the net cost basis of the assets of the Equity Fund and a 10-30% carried interest in the net profits of the Equity Fund, subject to certain hurdles. This summary is qualified in its entirety by reference to the Agreement, which is filed herewith as Exhibit 1.0. A copy of the press release announcing the sale of the Transferred Securities is also attached hereto as an exhibit.

Item 9.01.    Financial Statements and Exhibits.

Exhibit Number	Exhibit

1.0	Purchase and Sale Agreement, dated October 1, 2006, by and between American Capital Strategies, Ltd. and American Capital Equity I, LLC.
99.1	Press Release announcing the sale of the Transferred Securities, issued October 4, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL STRATEGIES, LTD.

Dated: October 5, 2006	By:	/s/ Samuel A. Flax
Samuel A. Flax Executive Vice President, General Counsel and Secretary